United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Materials under § 240.14a-12

ZOMEDICA CORP.
(Name of Registrant as Specified in Its Charter)

_________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 29, 2025, Zomedica Corp. sent the following message to its shareholders registered with Say Technologies, LLC (“Say”) via Say’s shareholder communication platform relating to its 2025 Annual Meeting of Shareholders:

Your Vote Matters- Let’s Shape the Future Together

Dear Shareholder:

If you own shares—even just one—you have a say in where we’re headed. Our Annual Shareholder Meeting is happening virtually on June 10 at 11:00 a.m. EDT, and we’d love for you to be part of it.

To make sure your vote is counted, please submit your proxy by June 8 at 11:59 p.m. EDT. It only takes a minute—just hit the VOTE button below.

We know retail investors like you care about how the company performs and grows. That’s why we’ve shared updates to help you stay informed. On May 15, we released our Q1 financials in the Form 10-Q and an earnings summary in the Form 8-K—quick reads with key highlights about how we’re doing.

Now we’re asking for your support. Review the materials, make your voice heard, and vote. Your involvement truly makes a difference.

Thanks for being on this journey with us—we’re stronger with you on board.

Larry Heaton Chief Executive Officer, Zomedica

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